Ex. 99.1

Sonendo, Inc. Reports Second Quarter 2024 Financial Results and Raises Full Year Revenue Guidance

LAGUNA HILLS, CA – August 7, 2024 – Sonendo, Inc. (“Sonendo” or the “Company”) (OTCQX: SONX), a leading dental technology company and developer of the GentleWave® System, today reported financial results for the second quarter ended June 30, 2024.

Recent Highlights

•
Generated $8.3 million total revenue for second quarter of 2024 and carried over a healthy console backlog for the second straight quarter;
•
Drove substantial increases in GAAP gross margin and adjusted gross margins (non-GAAP) to 37.5% and 40.7%, respectively, based primarily on lower manufacturing and console warranty costs;
•
Significantly reduced GAAP operating loss to $6.7 million and adjusted EBITDA (non-GAAP) loss to $5.7 million, a 61% and 55% improvement, respectively, compared to the second quarter of 2023; and
•
Raised 2024 full year revenue guidance range to $31 to $32 million, from prior guidance of $29 to $31 million

“We are very encouraged by the early results of the strategic reset we embarked earlier this year,” said Bjarne Bergheim, President and Chief Executive Officer of Sonendo. “We are driving commercial discipline through a refined go-to-market strategy and we are exceeding our own timelines for delivering on gross margin expansion, all while dramatically reducing operating expenses and free cash flow burn through a leaner, more efficient organizational structure. Additionally, the increased reliability of the GentleWave® G4 System has improved the customer experience and enabled us to successfully re-engage our legacy customer base through upgrade programs while simultaneously expanding our new-customer base, both of which we expect to drive higher procedure instrument utilization and revenue in the long-term.”

Second Quarter 2024 Financial Results

Except as otherwise indicated, the GAAP and non-GAAP financial measures presented in this press release exclude discontinued operations associated with the Company’s divestiture of its TDO practice management software segment in March 2024.

Total revenue was $8.3 million for the second quarter of 2024, a 5% decrease compared to second quarter of 2023. GentleWave console revenue totaled $2.4 million, a 9% increase compared to the second quarter of 2023, which was comprised of 35 upgrades and a 13 unit increase to the installed base. The Company’s installed base totaled 1,155 as of June 30, 2024. Procedure instrument revenue totaled $4.7 million, a decrease compared to $5.6 million for the prior year quarter. Other product revenue totaled $1.2 million for the second quarter of 2024, a $0.2 million year-over-year increase.

GAAP gross margin for the second quarter of 2024 increased to 37.5%, compared to a negative gross margin of 5.5% for the second quarter of 2023. During the second quarter of 2024 and 2023, respectively, the Company recorded in cost of sales $0.2 million and $2.9 million in excess and obsolete inventory charges related to recently discontinued products. Adjusted gross margin (non-GAAP) for the second quarter of 2024 was 40.7% compared to 28.7% for the prior year quarter.

Total operating expenses for the second quarter of 2024 totaled $9.8 million, a $7.1 million reduction compared to the prior year period.

Operating loss totaled $6.7 million for the second quarter of 2024, a $10.7 million reduction compared to the prior year quarter. Adjusted EBITDA (non-GAAP) loss totaled $5.7 million, a $6.9 million reduction compared to the prior year period.

Net loss from continuing operations totaled $7.4 million for the second quarter of 2024, a $10.7 million reduction compared to the prior year quarter.

Ex. 99.1

Free cash flow burn (non-GAAP), which the Company defines as the sum of net cash used in operating activities and purchases of property and equipment, totaled $(6.7) million for the second quarter of 2024, a $3.0 million improvement compared to the prior year quarter.

As of June 30, 2024, the Company’s cash and cash equivalents and short-term investments totaled $24.2 million, and there were $20.5 million of principal payments outstanding under its term loan facility.

2024 Financial Guidance

For the full year 2024, the Company is increasing its expectations for total revenue from continuing operations to be in the range of $31 to $32 million, compared to previous guidance of $29 to $31 million.

Webcast and Conference Call Information

Sonendo will host a conference call to discuss the second quarter 2024 financial results after the market close on Wednesday, August 7, 2024, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (833) 470-1428 for domestic callers or (404) 975-4839 for international callers, using access code: 699662. Live audio of the webcast will be available at: https://investor.sonendo.com. An archived recording will be available on the “Investors” section of the Company’s website for replay for at least 30 days after the event.

About Sonendo

Sonendo is a commercial-stage medical technology Company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to the Company’s anticipated business and financial performance on an on-going basis and Sonendo’s 2024 financial guidance. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions; speak only as of the date they are made; and, as a result, are subject to risks and uncertainties that may change at any time. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Ex. 99.1

Use of Non-GAAP Financial Measures

Sonendo’s financial results are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). In this press release, the Company also presents various non-GAAP financial measures, including adjusted gross margin, adjusted EBITDA loss and free cash flow burn (collectively, the “Non-GAAP” measures). The Company recently revised its methodology for calculating the Non-GAAP Measures. The following tables present reconciliations of various financial measures calculated in accordance with GAAP to those Non-GAAP measures that exclude (or, in the case of free cash flow burn, include) items specified in the tables. The GAAP measures shown in the tables below represent the most comparable GAAP measure to the applicable non-GAAP measures shown in the table. For further information regarding the nature of these exclusions or inclusions, why the Company believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this press release filed today with the SEC available on the SEC’s website at www.sec.gov and on the “Investors” page of the Company’s website at https://investor.sonendo.com.

Investor Contact:

Gilmartin Group

Greg Chodaczek

IR@Sonendo.com

Ex. 99.1

SONENDO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,703	$14,009
Short-term investments	8,533	32,773
Accounts receivable, net	4,528	4,790
Inventory	11,798	11,074
Prepaid expenses and other current assets	1,025	1,969
Current assets of discontinued operations	927	656
Total current assets	42,514	65,271
Property and equipment, net	766	461
Operating lease right-of-use assets	2,899	2,703
Other assets	124	128
Non-current assets of discontinued operations	—	9,597
Total assets	$46,303	$78,160
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$931	$1,142
Accrued expenses	1,874	3,072
Accrued compensation	1,550	2,413
Operating lease liabilities	983	1,250
Current portion of term loan	10,800	24,900
Other current liabilities	1,592	1,844
Current liabilities of discontinued operations	—	700
Total current liabilities	17,730	35,321
Operating lease liabilities, net of current	1,765	1,423
Term loan, net of current	8,511	12,467
Other liabilities	428	530
Total liabilities	28,434	49,741
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized —10,000,000 shares; issued and outstanding - none	—	—
Common stock, $0.001 par value; authorized — 500,000,000 shares; issued and outstanding— 72,834,586 shares as of June 30, 2024 and 63,547,467 shares as of December 31, 2023	73	64
Additional paid-in-capital	461,938	458,357
Accumulated other comprehensive loss	(2)	11
Accumulated deficit	(444,140)	(430,013)
Total stockholders’ equity	17,869	28,419
Total liabilities and stockholders’ equity	$46,303	$78,160

Ex. 99.1

SONENDO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue, net	$8,314	$8,763	$15,361	$17,441
Cost of sales	5,198	9,248	10,244	15,948
Gross profit (loss)	3,116	(485)	5,117	1,493
Operating expenses:
Selling and marketing	4,072	7,693	9,216	15,674
General and administrative	4,163	6,416	9,080	12,549
Research and development	1,568	2,764	3,757	5,691
Total operating expenses	9,803	16,873	22,053	33,914
Operating loss	(6,687)	(17,358)	(16,936)	(32,421)
Other expense, net:
Interest and financing costs, net	(759)	(739)	(2,699)	(1,318)
Loss before income tax expense	(7,446)	(18,097)	(19,635)	(33,739)
Income tax expense	—	—	—	—
Loss from continuing operations, net of tax	(7,446)	(18,097)	(19,635)	(33,739)
Income from discontinued operations, net of tax	81	407	5,508	678
Net loss	$(7,365)	$(17,690)	$(14,127)	$(33,061)

Other comprehensive income (net of tax):
Unrealized (loss) gain on short-term investments	(1)	(25)	(13)	31
Comprehensive loss	$(7,366)	$(17,715)	$(14,140)	$(33,030)
Net loss per share from continuing operations – basic and diluted	$(0.08)	$(0.19)	$(0.21)	$(0.36)
Net income per share from discontinued operations – basic and diluted	$—	$—	$0.06	$0.01
Net loss per share – basic and diluted	$(0.08)	$(0.19)	$(0.15)	$(0.35)
Weighted-average shares outstanding – basic and diluted	95,429,233	93,684,289	95,085,847	93,538,676

Ex. 99.1

SONENDO, INC.

RECONCILIATION OF GAAP TO NON-GAAP

FINANCIAL MEASURES

(unaudited; in thousands; except percentage)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Gross profit (loss)	$3,116	$(485)	$5,117	$1,493
Gross margin	37.5%	(5.5%)	33.3%	8.6%
Adjustments:
Excess and obsolete inventory reserve related to recently discontinued products	241	2,917	241	2,917
Impairment of long-lived assets	15	—	161	—
Stock-based compensation expense	8	79	310	218
Adjusted gross profit	$3,380	$2,511	$5,829	$4,628
Adjusted gross margin	40.7%	28.7%	37.9%	26.5%

Loss from continuing operations, net of tax	$(7,446)	$(18,097)	$(19,635)	$(33,739)
Adjustments:
Interest and financing costs, net	759	739	2,699	1,318
Depreciation and amortization	73	397	128	750
Excess and obsolete inventory reserve related to recently discontinued products	241	2,917	241	2,917
Stock-based compensation expense	635	1,422	2,433	2,766
Impairment of long-lived assets	15	—	161	—
Adjusted EBITDA	$(5,723)	$(12,622)	$(13,973)	$(25,988)

Cash Flows
Cash flow used in operating activities	$(6,718)	$(9,365)	$(17,407)	$(26,341)
Purchases of property and equipment	(15)	(417)	(161)	(627)
Free cash flow (burn)	$(6,733)	$(9,782)	$(17,568)	$(26,968)